Exhibit 99.1

NEWS RELEASE

Contact: April Harper Director, Marketing & Communications Phone (610) 251-1000 aharper@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations, Mergers & Acquisition and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH ANNOUNCES NOTICE TO WARRANT HOLDERS

BERWYN, Pa – February 3, 2023 – On December 1, 2022, Triumph Group, Inc. (“TRIUMPH”) (NYSE:TGI) issued Warrants (“Warrants”) to all holders of TRIUMPH common stock (“Common Stock”) to purchase Common Stock pursuant to a Warrant Agreement (the “Warrant Agreement”) dated as of December 19, 2022.

Each Warrant represents the right to purchase one share of Common Stock, subject to certain anti-dilution adjustments, at an exercise price of $12.35 per Warrant, subject to certain anti-dilution adjustments. Payment for shares of Common Stock on exercise of Warrants may be in (i) cash or (ii) under certain circumstances, with certain of TRIUMPH’s debt securities, which are called “Designated Notes.”

TRIUMPH, in compliance with section 8.04 of the Warrant Agreement, hereby notifies Warrant holders that effective March 6, 2023 (the “Effective Date”), TRIUMPH’s 7.750% Senior Notes due August 15, 2025 shall be the only series of “Designated Notes” under the Warrant Agreement. As a result of this designation, TRIUMPH’s 7.750% Senior Notes due August 15, 2025 may continue to be used to pay the exercise price of the Warrants. However, upon the Effective Date, no other series of notes, including TRIUMPH’s 8.875% Senior Secured First Lien Notes due June 1, 2024 or 6.250% Senior Secured Notes due September 15, 2024, will be accepted by TRIUMPH as payment of the exercise price of the Warrants.

About TRIUMPH

TRIUMPH, headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs, and overhauls a broad portfolio of aerospace and defense systems, and components. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about TRIUMPH can be found on the company’s website at www.triumphgroup.com.

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